UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Schwab Capital Trust

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INFORMATION STATEMENT

Schwab Capital Trust

Laudus Small-Cap MarketMasters Fund™

211 Main Street

San Francisco, California 94105

May 8, 2013

Dear Shareholder,

We are pleased to inform you that Charles Schwab Investment Management, Inc. (“CSIM”) has entered into a new investment sub-advisory agreement on behalf of the Laudus Small-Cap MarketMasters Fund (the “Fund”), a series of Schwab Capital Trust (the “Trust”), with BMO Asset Management Corp. (“BMO AM”).

At the recommendation of CSIM, during a meeting held on February 28, 2013, the Trust’s Board of Trustees (the “Board” or “Trustees”) approved the appointment of BMO AM as a new investment manager to manage a separate portion of the Fund’s assets. BMO AM began managing a portion of the Fund’s assets on or around March 14, 2013.

This Information Statement is being provided to shareholders of the Fund in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (“SEC”). Please take a moment to read the enclosed Information Statement that describes the changes discussed above.

This Information Statement is for informational purposes only and no action is required on your part.

We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a Proxy.

Background of Transaction

Subject to oversight by the Board, CSIM acts as “manager-of-managers” for the Fund and has overall responsibility for the management of the Fund. In connection with its duties as the manager-of-managers, CSIM allocates portions of the Fund’s assets to several investment managers, who manage their respective portions under the general supervision of CSIM. CSIM reviews and evaluates the Trust’s investment managers on an ongoing basis.

As described in more detail under the “Additional Information about SEC Exemptive Order” section below, the Trust and CSIM have received exemptive relief from the SEC permitting CSIM to hire or terminate investment managers without shareholder approval, subject to certain conditions. At a meeting held on February 28, 2013, and pursuant to CSIM’s recommendation, the Board approved BMO AM as a new investment manager for the Fund and approved a corresponding investment sub-advisory agreement between CSIM and BMO AM (the “New Sub-Advisory Agreement”).

The following table identifies the Fund’s current investment managers, their areas of focus and approximate asset allocation as of March 31, 2013.

Investment Manager	Investment Style	Allocation of Net Assets (%)
BMO Asset Management Corp.	Small-cap growth	18.4%*
Mellon Capital Management Corp.	Small-cap blend	9.8%
TAMRO Capital Partners LLC	Small-cap blend	39.5%
Wellington Management Company, LLP	Small-cap value	29.7%

*	BMO AM began managing a portion of the Fund’s assets on or about March 14, 2013.

Investment Strategies of BMO AM

Using a bottom-up, fundamental approach, BMO AM seeks to invest in stocks exhibiting strong and improving growth characteristics. BMO AM will adhere to its investment philosophy based on the premise that a portfolio of small-cap stocks with improving business fundamentals, and explainable and sustainable catalysts for growth, is expected to provide superior returns to the Russell 2000 Growth Index over time.

New Sub-Advisory Agreement

The Trustees approved the New Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by BMO AM. The material factors considered by the Trustees in approving the New Sub-Advisory Agreement are set forth below under the “Trustees’ Considerations” section. The terms of the New Sub-Advisory Agreement are substantially similar to those of each existing sub-advisory agreement with the Fund’s other investment managers. Some of the terms and conditions of the New Sub-Advisory Agreement are summarized below.

Duties of BMO AM.    Subject to the supervision of the Trust, the Trustees and CSIM, BMO AM is responsible for managing the investment and reinvestment of the Managed Assets and for determining, in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash. For purposes of the New Sub-Advisory Agreement, “Managed Assets” refers to the portion of the Fund’s assets that may be allocated by CSIM for management by BMO AM from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets.

In performing its duties and obligations under the New Sub-Advisory Agreement, BMO AM is not permitted to consult with any other investment manager to the Fund concerning the Managed Assets, except to the extent permitted under the Investment Company Act of 1940, as amended (the “1940 Act”), or any rule, regulation or order thereunder. BMO AM is required to use the same reasonable skill and care in providing investment advisory services to the Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities.

BMO AM is not responsible for providing investment advice to any other portion of the Fund’s assets not allocated to BMO AM for management, or, unless CSIM provides written instructions to the contrary, for reviewing the proxy solicitation materials and exercising voting rights associated with securities comprising the Managed Assets.

BMO AM is required to assist the Trust, the Fund’s distributor and CSIM, as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance may include, but is not limited to, attendance and participation in meetings, conferences and educational events; review of materials relating to BMO AM included in Fund materials; and providing certain other materials or data to CSIM.

BMO AM will provide appropriate assistance for determining, in good faith, the fair value of securities of the Managed Assets, when requested by CSIM. However, the Fund is responsible for any fair value pricing determinations.

BMO AM must fulfill its duties pursuant to the New Sub-Advisory Agreement in compliance with (i) such policies as the Trust, the Trustees and CSIM may from time to time establish; (ii) the Fund’s prospectus and statement of additional information (“SAI”); (iii) the Trust’s Declaration of Trust and By-Laws; (iv) the provisions of the 1940 Act applicable to BMO AM; (v) the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (vi) to the extent CSIM notifies BMO AM, any exemptive or other relief granted by the SEC; and (vii) certain other U.S. federal laws applicable to BMO AM.

BMO AM will perform these duties at its own expense, and will furnish all the office space, furnishings and equipment and the personnel that BMO AM requires to perform its duties under the New Sub-Advisory Agreement. BMO AM is not required to pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund.

Portfolio Transactions.    Subject to certain conditions, BMO AM is authorized to select brokers or dealers to execute the purchases and sales of portfolio securities and other property for the Fund and to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended). In effecting transactions for the Fund and selecting brokers or dealers, BMO AM is required to use its best efforts to seek, on behalf of the Fund, the best overall terms available. BMO AM is permitted to aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by BMO AM.

Compensation of BMO AM.    As compensation for its services to the Fund under the New Sub-Advisory Agreement and expenses incurred in performing such services, BMO AM is entitled to receive fees from CSIM (not the Fund), based on a percentage of the average daily value of the portion of Fund’s assets allocated to BMO AM. Accordingly, the appointment of BMO AM to the Fund does not affect the management fees paid by the Fund or its shareholders.

The following table shows the aggregate sub-advisory fees paid by CSIM to the Fund’s unaffiliated investment managers, in the aggregate, during the Fund’s most recent fiscal year ended October 31, 2012.

Fund	Aggregate Sub-Advisory Fees Paid by CSIM to the Investment Managers in Dollars	Aggregate Sub-Advisory Fees Paid by CSIM to the Investment Managers as a % of Average Net Assets of the Fund
Laudus Small-Cap MarketMasters Fund	$855,127	0.53%

Limitation of Liability of BMO AM.    The New Sub-Advisory Agreement provides that BMO AM will not be liable for any claims, liabilities, damages, costs or losses (collectively, “Claims”) arising out of the New Sub-Advisory Agreement, except to the extent such Claims arise out of: (i) BMO AM’s negligence, bad faith or willful misfeasance; or (ii) BMO AM’s material breach of the New Sub-Advisory Agreement.

Indemnification.    The New Sub-Advisory Agreement provides that BMO AM will indemnify and hold harmless the Trust, the Trustees and CSIM, their affiliates and their respective employees, officers and directors from and against all Claims arising out of the New Sub-Advisory Agreement to the extent such Claims arise out of: (i) BMO AM’s negligence, bad faith or willful misfeasance; or (ii) BMO AM’s material breach of the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement also provides that CSIM will indemnify and hold harmless BMO AM, its affiliates and their respective employees, officers and directors from and against all Claims arising out of the New Sub-Advisory Agreement, except to the extent such Claims arise out of: (i) BMO AM’s negligence, bad faith or willful misfeasance; or (ii) BMO AM’s material breach of the New Sub-Advisory Agreement.

Duration and Termination.    The New Sub-Advisory Agreement initially continues in effect for a period of two years after its effective date and will continue thereafter for successive one-year periods, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that in the event that the shareholders of the Fund fail to so approve the New Sub-Advisory Agreement, BMO AM may continue to serve in the manner and to the extent permitted by the 1940 Act.

The New Sub-Advisory Agreement provides for termination, without cause and without payment of any penalty by the Trust, the Trustees or CSIM, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund on not more than 60 days’ written notice to BMO AM, or by CSIM upon 90 days’ written notice to BMO AM. In addition, the New Sub-Advisory Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by the Trust, the Trustees and CSIM, upon written notice to BMO AM. The New Sub-Advisory Agreement provides that it may not be terminated by BMO AM prior to February 28, 2015. Thereafter, the New Sub-Advisory Agreement may be terminated by BMO AM at any time, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM.

The New Sub-Advisory Agreement terminates automatically in the event of its “assignment,” as defined in the 1940 Act, or in the event of the termination of the Investment Advisory and Administration Agreement between CSIM and the Trust (the “Management Agreement”).

Trustees’ Considerations

At a meeting of the Board held on February 28, 2013, CSIM recommended, and the Trustees, including a majority of the Independent Trustees, approved the New Sub-Advisory Agreement pursuant to which BMO AM is appointed as a sub-adviser (“investment manager” or “sub-adviser”) to the Fund.

The Board was provided with detailed materials related to BMO AM in advance of, and additional materials at, the meeting. The materials and related discussions included, but were not limited to, information about BMO AM’s (a) quality of investment management and other services; (b) investment management personnel; (c) operations and financial condition; (d) brokerage practices (including any soft dollar arrangements) and other investment strategies; (f) compliance systems; (g) policies on, and compliance procedures for, personal securities transactions; (h) reputation, expertise and resources; (i) performance compared with similar advisers; and (j) performance with respect to similar accounts managed by BMO AM. In addition, the Board was provided with information about the level of the sub-advisory fees to be paid to BMO AM, and comparable fees paid to BMO AM for managing similar accounts. The Independent Trustees received advice from independent counsel to the Independent Trustees, including a memorandum regarding the responsibilities of Trustees for the approval of the New Sub-Advisory Agreement. The proposed appointment of BMO AM was first reviewed and discussed in the Investment Oversight Committee of the Board (the “Committee”) on February 27, 2013. Following such discussion, the Committee recommended the New Sub-Advisory Agreement to the Board for approval.

In its consideration of the approval of the New Sub-Advisory Agreement, the Board considered a variety of specific factors, including:

1.	the nature, extent and quality of the services to be provided to the Fund under the New Sub-Advisory Agreement, including the resources of BMO AM to be dedicated to the Fund;

2.	BMO AM’s investment performance in providing sub-advisory services with respect to similar accounts;

3.	the Fund’s expenses and how those expenses would be impacted by the hiring of BMO AM;

4.	the profitability of CSIM and its affiliates, including Charles Schwab & Co., Inc. (“Schwab”), with respect to the Fund, including both direct and indirect benefits accruing to CSIM and its affiliates; and

5.	the extent to which economies of scale may be realized as the Fund grows and whether fee levels in the New Sub-Advisory Agreement reflect the economies of scale for the benefit of Fund investors.

Nature, Extent and Quality of Services.    The Board considered the nature, extent and quality of the sub-advisory services to be provided by BMO AM to the Fund and the resources it will dedicate to the Fund. In this regard, the Trustees considered the information provided by BMO AM with respect to its history, reputation, expertise, qualifications of its personnel, and experience in managing the type of strategies for which BMO AM was being engaged. The Board also considered reports regarding the search process undertaken by CSIM that led to the identification of BMO AM by CSIM as a well-qualified sub-adviser to the Fund with an investment style consistent with the Fund’s investment objective and strategies, and CSIM’s desired risk/return profile. The Trustees also considered the Trust’s Chief Compliance Officer’s evaluation of BMO AM’s compliance program and the recommended compliance monitoring program for BMO AM. Following such evaluation, the Board concluded, within the context of its full deliberations, that the nature, extent and quality of services to be provided by BMO AM to the Fund and the resources of BMO AM to be dedicated to the Fund supported approval of the New Sub-Advisory Agreement.

Investment Performance.    The Board considered BMO AM’s investment performance in determining whether to approve the New Sub-Advisory Agreement. Specifically, the Trustees considered BMO AM’s tracking error relative to appropriate benchmarks as well as its overall relative performance in providing investment advisory services to similar accounts. Following such evaluation, the Board concluded, within the context of its full deliberations, that the investment performance of BMO AM supported approval of the New Sub-Advisory Agreement.

Fund Expenses.    With respect to the Fund’s expenses, the Trustees considered the rate of compensation to be paid under the New Sub-Advisory Agreement, and the Fund’s net operating expense ratio. When considering the fees to be paid to BMO AM, the Trustees took into account the fact that BMO AM will be compensated by CSIM, and not by the Fund directly, and that the fees paid to BMO AM would not impact the fees paid by the Fund to CSIM. The Trustees also considered fees charged by BMO AM to comparable accounts, such as separately managed accounts. The Board considered CSIM’s statements that the fees to be paid to BMO AM are reasonable in light of the anticipated quality of services to be provided by BMO AM. Following such evaluation, the Board concluded, within the context of its full deliberations, that the fees to be paid to BMO AM are reasonable and supported approval of the New Sub-Advisory Agreement.

Profitability.    With respect to the profitability of CSIM, the Trustees considered projected profitability to CSIM before and after the appointment of BMO AM as a new sub-adviser. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the expected profitability of CSIM supported approval of the New Sub-Advisory Agreement. With respect to BMO AM, no historical information regarding the profitability of its relationship to the Fund was available. The Trustees took into account, however, the fact that BMO AM will be compensated by CSIM, and not by the Fund directly, and that the compensation paid to BMO AM reflects an arms-length negotiation between CSIM and BMO AM, which are unaffiliated with each other.

Economies of Scale.    The Board considered the existence of any economies of scale and whether those are passed along to the Fund’s shareholders through a graduated investment advisory fee schedule or other means, including any fee waivers by CSIM and its affiliates. In connection with its evaluation, the Board took into account the fact that the existing contractual investment advisory fee schedules and the proposed sub-advisory fee schedules relating to the Fund include lower fees at higher graduated asset levels. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the Fund obtains reasonable benefit from economies of scale.

In the course of their deliberations, the Trustees did not identify any particular information or factor that was all important or controlling. Based on the Trustees’ deliberation and their evaluation of the information described above, the Board, including a majority of the Independent Trustees, approved the New Sub-Advisory Agreement for an initial two-year term and concluded that the compensation under the New Sub-Advisory Agreement is fair and reasonable in light of such services, and such other matters as the Trustees considered to be relevant in the exercise of their reasonable judgment.

Additional Information about SEC Exemptive Order

The Trust and CSIM have received exemptive relief from the SEC to permit CSIM to hire or terminate investment managers without shareholder approval, subject to certain conditions. One of the conditions requires approval by the Board before any such hiring is implemented. In addition, within 90 days of the hiring of any new investment manager, shareholders of the Fund must be furnished with an information statement describing the new investment manager. The exemptive order currently prohibits CSIM from entering into sub-advisory agreements with affiliates of the investment adviser without shareholder approval.

Additional Information about the Trust and CSIM

The Trust is an open-end investment management company organized as a Massachusetts business trust on May 7, 1993.

CSIM, a wholly owned subsidiary of The Charles Schwab Corporation, located at 211 Main Street, San Francisco CA 94105, serves as the Fund’s investment adviser and administrator pursuant to the Management Agreement.

Additional Information about BMO AM

BMO AM is a registered investment adviser and a wholly-owned subsidiary of BMO Financial Corp., a financial services company headquartered in Chicago, Illinois, and an indirect wholly-owned subsidiary of the Bank of Montreal, a Canadian bank holding company. BMO AM has managed investments for individuals and institutions since 1973. Its principal address is located at 115 South LaSalle Street, Chicago, IL 60603.

The principal executive officers and directors of BMO AM, as of the date of this document, are set forth below. The address of each person below, as it relates to his or her duties with BMO AM, is the address of BMO AM listed above.

Name	Position and Principal Occupation with BMO AM and Principal Occupation, if Different from Position(s) with BMO AM
Carol Neal	Director, BMO AM; Vice President and Chief Financial Officer, BMO Private Client Group

Ellen Costello	Director, BMO AM; President and Chief Executive Officer, BMO Financial Corp. and U.S. Country Head

Barry McInerney	Director and Chief Executive Officer, BMO AM; Co-Chief Executive Officer, BMO Global Asset Management

Barry Cooper	Chairman, BMO AM; Chairman, BMO Asset Management, Inc. (a Canadian adviser entity)

Rajiv Silgardo	Director, BMO AM; Co-Chief Executive Officer, BMO Global Asset Management

Steve Arquilla	Director and Chief Operating Officer, BMO AM

Name	Position and Principal Occupation with BMO AM and Principal Occupation, if Different from Position(s) with BMO AM
Allan Hosack	Chief Financial Officer, BMO AM; U.S. Chief Financial Officer, BMO Global Asset Management

Angela Palmer	Chief Compliance Officer, BMO AM; Chief Compliance Officer RIAs U.S.

Phillip Enochs	Director, BMO AM; Head of Relationship Management, BMO Asset Management U.S.

Myra Cridland	Director, BMO AM; Senior Vice President, BMO Private Client Group HQ

Craig Rawlins	Director and Chief Investment Officer of BMO AM

No officer or Trustee of the Fund is a director, officer or employee of BMO AM. No officer or Trustee of the Fund, through the ownership of securities or otherwise, has any other material direct or indirect interest in BMO AM or any other person controlling, controlled by or under common control with BMO AM.

Since the beginning of the most recently completed fiscal year, none of the Trustees of the Fund has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which BMO AM or any of its affiliates was or is to be a party.

Additional Information about the Fund’s Affiliates

During the Fund’s fiscal year ended October 31, 2012, the Fund paid no commissions to brokers affiliated with CSIM or any investment manager.

The Fund has entered into arms’ length, commercial agreements with affiliated persons of certain investment managers to provide services to the Fund. These arrangements and the services provided thereunder will continue to be provided following the approval of the New Sub-Advisory Agreement.

Report to shareholders

For a free copy of the Fund’s annual or semi-annual report, call Schwab at 1-800-435-4000. In addition, you may visit Laudus Funds’ web site at www.laudus.com/prospectus for a free copy of the Fund’s prospectus, SAI or annual or semi-annual report.

Laudus MarketMasters Funds 811-07704

REG74316-00

00097570